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                                                                    EXHIBIT 99.1

Tuesday January 16, 12:10 pm Eastern Time

Company Press Release

SOURCE: Hyseq, Inc.

                      Dr. Ted Love joins Hyseq as President

Sunnyvale, CA, January 16, 2001 /PRNewswire/ -- Hyseq, Inc. (Nasdaq: HYSQ) announced today that it has named Ted W. Love, M.D. as President and Chief Operating Officer. "I am very excited to join the dynamic team at Hyseq. I especially look forward to the experience of working with Dr. Rathmann," Dr. Love said. "Hyseq has discovered a large number of novel genes with its genomics platform and moving candidates into the clinic is the next important step for the company," Dr. Love said. Dr. Rathmann continues to serve as Hyseq's Chairman and Chief Executive Officer. Dr. Love will also join Hyseq's board as a director.

"Hyseq has focused on selecting biopharmaceutical candidates from our thousands of full length genes during the past year, with the goal of moving two candidates into clinical trials as soon as possible. Ted brings significant experience and expertise to Hyseq to take these candidates into the clinic," said Dr. George Rathmann, Hyseq's Chairman and CEO.

Dr. Love brings experience in product development from his six years at Genentech, Inc. and three years at Advanced Medicine, Inc. Immediately before joining Hyseq, Dr. Love served as Senior Vice President of Development at Advanced Medicine, Inc. of San Francisco. Prior to Advanced Medicine, Dr. Love worked in clinical research, product development, and regulatory affairs at Genentech, Inc., where his final position was Vice President of Product Development and Regulatory Affairs. Dr. Love graduated with a B.A. in Molecular Biology from Haverford College and earned his M.D. from Yale Medical School in 1985. He was a Robert Wood Johnson Foundation Scholar from 1988 to 1992 and received the International Thrombosis and Haemostasis Young Investigator Award in 1989. Dr. Love also serves as a Trustee on the Board of Managers of Haverford College.

Hyseq is researching and developing biopharmaceutical products from its collection of novel genes discovered using its proprietary high-throughput technology. Hyseq has collaborations for discovering gene-based products and for commercializing its HyChip(TM) biochip. Information about Hyseq is available at www.hyseq.com or by phoning (408) 524-8100.